UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 9, 2023

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Crexendo, Inc.
(Exact Name of Registrant as Specified in Its Charter)

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Nevada	001-32277	87-0591719
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1615 S. 52nd Street, Tempe, AZ 85281

(Address of Principal Executive Offices) (Zip Code)

(602) 714-8500

(Registrant’s Telephone Number, Including Area Code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 9, 2023, Crexendo, Inc. (the “Company”) through its wholly owned subsidiary Crexendo Business Solutions, Inc. sold the Company’s office building (“Building”) located at 1615 S 52nd St. Tempe, AZ 85281 to NECTAR 52ND 2023, LLC (the “Buyer”), which was previously reported as an asset in the Company’s property, plant, and equipment in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

The sale price for the building is Four Million Dollars (US) ($4,000,000.00). The Building was subject to a mortgage loan from Bank of America, N.A. and has an approximate balance amount owed of $1,767,490.88, which was paid in full on closing.

The Company has executed a leaseback for the Building for a period of 18 months, which may be terminated at twelve months based upon the Company giving 60 days’ notice. The Company is responsible for the upkeep of the building during the lease period with certain repair limitations.

The foregoing description of the Agreement is not complete and is qualified in its entirety by the text of the Agreement, the first amendment of the Agreement, and the lease, which is filed as Exhibits 10.1, 10.2, and 10.3 respectively to this Current Report on Form 8-K and is incorporated herein by reference. The Agreements have been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. The Agreement contains representations, warranties, and covenants the assertions embodied in those representations, were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations and warranties in the Agreement should not be relied upon as characterizations of the actual state of facts about the Company.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

10.1	Purchase and Sale Agreement between Crexendo Business Solutions, Inc. and NECTAR 52nd 2023, LLC

10.2	First Amendment to Purchase and Sale Agreement between Crexendo Business Solutions, Inc. and NECTAR 52nd 2023, LLC

10.3	Lease Agreement between and Crexendo Business Solutions, Inc. and NECTAR 52nd 2023, LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 11, 2023

Crexendo, Inc.

By:	/s/ Ronald Vincent
Ronald Vincent
Chief Financial Officer

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